UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2018

AMERI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Research Court, Suite 750, Suwanee, Georgia		30024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 935-4152

100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey 08540
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 22, 2018, AMERI Holdings, Inc., a Delaware corporation (the “Company”), entered into an Amendment Agreement (the “Agreement”) with Lone Star Value Investors, LP (“LSV”), pursuant to which the Company and LSV agreed to the amendment and restatement of the certificate of designations (the “Amendment”, the form of which is attached as Exhibit A to the Agreement) for the Company’s Series A Preferred Stock (the “Series A Preferred”) and the issuance of warrants (the “Warrants”) for the purchase of 5,000,000 shares of the Company’s common stock to holders of the Series A Preferred (the “Warrant Issuance”), provided that the Amendment and the Warrant Issuance are subject to approval by the Company’s stockholders at the Company’s 2018 annual meeting of stockholders (the “Annual Meeting”).

The Amendment, which will be filed with the Delaware Secretary of State following stockholder approval, provides for, among other things:

(a)	the payment of the March 31, 2018 dividend payment in-kind in shares of Series A Preferred;

(b)	elimination of any prior default in respect of non-payment of accrued dividends through the filing effective date of the Amendment (the “Effective Date”);

(c)	payment in-kind in shares of Series A Preferred of dividends for all dividend periods from April 1, 2018 through March 31, 2020 at a rate of 2% per annum of the liquidation preference (the “Adjusted Rate”); and

(d)	commencing April 1, 2020, the Company will pay cash dividends per share at a rate per annum equal to the Adjusted Rate multiplied by the liquidation preference; provided, however, dividends for periods ending after April 1, 2020 may be paid at the election of the Company’s Board of Directors in-kind through the issuance of additional shares of Series A Preferred for up to four dividend periods in any consecutive 36-month period, determined on a rolling basis.

In addition, the Amendment revises the change of control definition to mean a change in control of at least 70% of the voting power of all shares of stock of the Company and clarifies that a change of control shall not be deemed to be a dissolution, liquidation or winding up of the Company. The Amendment also eliminates voting rights with respect to the authorization, creation or issuance of any securities ranking senior or equal to the Series A Preferred.

If the Company’s stockholders approve the Amendment and the Warrant Issuance at the Annual Meeting, promptly following the effectiveness of the Amendment, the Company will complete the Warrant Issuance to holders of the Series A Preferred at such time. Pursuant to a warrant agent agreement (attached as Exhibit B to the Agreement), the Warrants shall only be exercisable for cash, with an exercise price of $1.50 per share, for five years from the date of issuance. In the event that the closing price of the Company’s common stock is $2.00 or higher for ten trading days out of a fifteen consecutive trading day period, the Company shall have the option, in its sole discretion, to elect to accelerate the termination date of the Warrants to such date that is 30 days (or more, in our sole discretion) following the date of such election. Following such accelerated termination date, any unexercised Warrants shall automatically be canceled without any further obligations on the part of the Company or the holders of such Warrants. The Company anticipates holding the Annual Meeting in August 2018.

The Agreement also provides for customary registration rights for the holders of the Series A Preferred, the Warrants and the shares of common underlying the Warrants for the registration of such securities with the Securities and Exchange Commission following approval by the Company’s stockholders. The Company has also agreed to make commercially reasonable efforts to have the Series A Preferred and Warrants listed on The Nasdaq Capital Market (“Nasdaq”) or traded on the OTC Marketplace, in the event such securities are not eligible for listing on Nasdaq.

The parties to the Agreement made representations, warranties and covenants therein that are customary for the transactions contemplated thereby. The foregoing description of the Agreement, the Amendment and the Warrants is qualified in its entirety by reference to the full text of the Agreement, together with the exhibits attached thereto, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. A copy of the press release regarding the Agreement is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

	Exhibit No.	Description

	10.1	Amendment Agreement
	99.1	Press Release dated June 26, 2018

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment Agreement
99.1	Press Release dated June 26, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 26, 2018	AMERI HOLDINGS, INC.

	By:	/s/ Viraj Patel
		Name:	Viraj Patel
		Title:	Chief Financial Officer